Exhibit 10.2

AMENDED EMPLOYMENT AGREEMENT

The Employment Agreement made effective as of December 16, 2019  ("Agreement") is hereby amended (the “Amended Agreement”) effective as of August 2, 2020 (the “Amendment Effective Date”) between CMRG APPAREL, LLC, (the “Company”), a “Related Entity” as defined in the 2016 Incentive Compensation Plan (as amended), of Destination XL Group, Inc., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts 02021 (“DXLG” which term includes any affiliates and subsidiaries), and Ujjwal Dhoot (the “Executive”) having an address at 18 Johnson Avenue, Apartment 12, Quincy, Massachusetts, 02169.

WITNESSETH:

WHEREAS, the Company hired Executive to work for the Company and Executive agreed to be so employed by the Company as its Chief Digital Officer effective December 16, 2019.

WHEREAS, Executive and the Company desire to set forth in writing the amended terms and conditions of the Executive's employment with the Company as Chief Marketing Officer as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, and provided that Executive signs this Amended Employment Agreement, the parties hereto agree as follows as of the Amendment Effective Date. All capitalized undefined terms used in this Amended Agreement shall have the meaning given them in the Agreement.

1.Paragraph 1 is hereby deleted in its entirety and restated as follows:

1. EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts such employment as the Company’s Chief Marketing Officer, subject to the terms and conditions set forth in the Agreement, as amended.

2.Paragraphs 3(a) and 3(b) are hereby deleted in their entirety and restated as follows:

            3.         COMPENSATION

(a)During the Term of Employment, as compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, payable in equal bi-weekly installments in accordance with Company practice, an annual base salary of Three Hundred Eighty-Five Thousand Dollars and 00/100 Cents ($385,000.00) (the “Base Salary”) as of the Amendment Effective Date.  The Base Salary shall be reviewed at least annually to ascertain whether, in the judgment of the Company, such Base Salary should be adjusted. If so, the adjusted Base Salary shall be adjusted for all purposes of this Agreement.

   (b) In addition to the Base Salary, during the Term of Employment, Executive is eligible to participate in the Company’s Annual Incentive Plan. Such incentive shall be determined and payable in accordance with the Company's incentive program in effect at the time, subject to change from year to year in the Company’s sole discretion. Executive will participate in the Company’s incentive program and Executive’s target bonus under such plan (if all individual and Company performance conditions are met) shall be 50% of Executive’s actual annual base earnings (which shall be the total Base Salary as may be paid during the fiscal year (“Base Earnings”)). The actual award under the incentive program, if any, may be more or less than the target and will be based on Executive’s performance and the performance of the Company and payment will be made in accordance with and subject to the terms and conditions of the incentive program then in effect.

3.Paragraph 6(a) is hereby deleted in its entirety and restated as follows:

               6.DUTIES

(a) Executive shall perform such duties and functions consistent with the position of Chief Marketing Officer and/or as the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of the Company.

4.Paragraph 10 is hereby deleted in its entirety and restated as follows:

10. NON-COMPETITION

(a)In consideration for the promotion to Chief Marketing Officer and the corresponding expansion of responsibilities and the $85,000.00 gross salary increase, Executive further covenants and agrees that during the Term of Employment and during the one (1) year period immediately following the Termination Date (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries and affiliates, in any geographic area in which the Executive provided services or had a material presence or influence on behalf of the Company, whether in the United States, Canada, Europe or elsewhere during the two years prior to Executive’s separation from the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation.  In addition, Executive shall not, during the

Non-Competitive Period, directly or indirectly: (1) request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will; or (2) solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated from service for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b)If any portion of the restrictions set forth in this paragraph 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  For the purposes of this paragraph 10, a business competitive with the products and services of the Company (or such subsidiaries and affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called "big and tall" apparel of any kind for men or which utilizes the "big and tall" retail or wholesale marketing concept as part of its business.

(c)Executive acknowledges that the Company conducts business throughout the world, that Executive’s duties and responsibilities on behalf of the Company are of a worldwide nature, that its sales and marketing prospects are for continued expansion throughout the world and therefore, the territorial and time limitations set forth in this paragraph 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d)The existence of any claim or cause of action (a  claim or cause of action is defined as a claim or cause of action which results from a breach of the terms and provisions of this Agreement by the Company, regardless of whether the breach is material) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

5.Paragraph 12 is hereby deleted in its entirety and restated as follows:

12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(a)Executive acknowledges that the Company possesses certain confidential and propriety information that has been or may be revealed to, or learned by, Executive during the course of Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Executive shall not, during the Term of Employment or at any time following the Term of Employment, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, employee compensation and benefits information, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this paragraph 12(a) by Executive.

(b)All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Executive's possession or control shall be returned and left with the Company.

(c)In accordance with the Federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

6.Exhibit A has been revised and restated as set forth in Exhibit A to this Amended Agreement.

This Amended Agreement is subject to all terms and conditions of the Agreement. The provisions of this Amended Agreement, including the attached Exhibit A, will control over any inconsistent provisions of the Agreement. Except as specifically amended herein, the Agreement will remain in full force and effect, and the parties hereby ratify the terms and conditions of the Agreement as amended herein. Executive is advised to consult with legal counsel before signing this Amended Agreement.  This Amended Agreement may be executed by electronic signatures and in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Employment Agreement, under seal, as of the date and year first above written.

CMRG APPAREL, LLC

By: /s/ Harvey S. KanterDate: 7/18/2020

Name:Harvey S. Kanter

Its:  President, Chief Executive Officer

/s/ Ujjwal DhootDate: 7/17/2020

Ujjwal Dhoot

EXHIBIT A

FORM OF RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS

1.Ujjwal Dhoot, (“Executive”), for  himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for good and valuable consideration to be paid after the date of Executive’s termination as set forth in the Employment Agreement, as amended, to which a form of this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge, to the maximum extent permitted by law, CMRG Apparel, LLC (the “Company”), its parent and its parent’s subsidiaries, affiliated companies, successors and assigns, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., COBRA; the Equal Pay Act of 1963, 29 U.S.C. §206(d), the Civil Rights Act of 1991; the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act (FMLA); the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq., as amended, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act of 2008, the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Privacy Statute, G.L. c. 214, § 1B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and hour laws, G.L. c. 151§1A et seq; the Massachusetts Sexual Harassment Statute, G.L. c. 214 §1C, the Massachusetts Consumer Protection Act, G.L. c. 93A, the Massachusetts Civil Rights Act, G.L. c. 12, § 11, the Massachusetts Equal Rights Act, G.L. c. 93, the Massachusetts Civil Rights Act, G.L. c. 12, § 11; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts AIDS Testing statute, G.L. c. 111, §70F; the Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149,  §52E, as amended; the Massachusetts Earned Sick Time Law,  M.G.L. c. 149, § 148C; the Massachusetts Small Necessities Leave Act; and all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.

Executive acknowledges that Executive is specifically advised to consult with an attorney of Executive’s choosing before signing this General Release of Claims, and through this General Release of Claims advises Executive to consult with his attorney with respect to possible claims, including but not limited to claims under the ADEA, and that Executive understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments pursuant to the Employment Agreement, or any accrued but unpaid benefits under any employee benefit plan maintained by the Company (ii) any rights or claims that may arise as a result of events occurring after this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of the Company, and (vi) any rights or claims that, by law, may not be waived, including claims for unemployment compensation and workers' compensation.  Nothing contained in this Agreement prevents Executive from filing a charge, cooperating with or participating in any investigation or proceeding before any federal or state Fair Employment Practices Agency, including, without limitation, the Equal Employment Opportunity Commission, except that Executive acknowledges that he will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding.

2.Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived  his rights under ADEA.

3.Non-Competition.

(a)

In consideration for the consideration set forth in the Amended Employment Agreement and the payment of severance benefits set forth in Section 7 of the Employment Agreement, as amended, Executive further covenants and agrees that during the Term of Employment and during the one (1) year period immediately following the Termination Date (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries and affiliates, in any geographic area in which the Executive provided services or had a material presence or influence on behalf of the Company, whether in the United States, Canada, Europe or elsewhere during the two years prior to Executive’s separation from the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation.  In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly: (1) request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will; or (2) solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated from service for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b)If any portion of the restrictions set forth in this paragraph 3 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  For the purposes of this paragraph 3, a business competitive with the products and services of the Company (or such subsidiaries and affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called "big and tall" apparel of any kind for men or which utilizes the "big and tall" retail or wholesale marketing concept as part of its business.

(c)Executive acknowledges that the Company conducts business throughout the world, that Executive’s duties and responsibilities on behalf of the Company are of a worldwide nature, that its sales and marketing prospects are for continued expansion throughout the world and therefore, the territorial and time limitations set forth in this paragraph 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries and affiliates.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d)

The existence of any claim or cause of action (a  claim or cause of action is defined as a claim or cause of action which results from a breach of the terms and provisions of this Agreement by the Company, regardless of whether the breach is material) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

4.Inventions and Discoveries.

(a)Upon execution of this General Release of Claims and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries and affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries and affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

(b)Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company.  Executive shall assist the Company in obtaining such copyrights or patents during the term of this General Release Of Claims, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $250 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

5.Non-Disclosure of Confidential Information.

(a)Executive acknowledges that the Company possesses certain confidential and propriety information that has been revealed to him or learned by Executive during the course of Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Executive shall not, at any time following the end of Executive’s employment with the Company, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company's advisors and consultants), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this paragraph 5(a) by Executive.

(b)All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Executive's possession or control shall be returned and left with the Company.

(c)In accordance with the Federal Defend Trade Secrets Act, Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets by unauthorized means.

6.Specific Performance.  Executive agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of paragraphs 3, 4 or 5 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred.    Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

7.Executive is advised that Executive has up to twenty-one (21) calendar days to consider this General Release before signing it.  Executive may knowingly and voluntarily waive that up to twenty-one (21) day period by signing this General Release of Claims earlier. However, in the event Executive’s employment terminated as part of a group termination within the meaning of the Older Workers Benefits Protection Act, the up to twenty-one (21) day consideration period shall be enlarged to up to forty-five (45) calendar days, and Executive shall be provided with additional disclosures required by the Older Workers Benefit Protection Act prior to the start of the up to forty-five (45) calendar day consideration period.  In either case, Executive also shall have  seven (7) business days following the date on which Executive signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.  Any such revocation shall be directed to the VP, Managing Director-Human Resources and must be delivered to the VP, Managing Director-Human Resources within that seven (7) day revocation period, or mailed to Destination XL Group, Inc., Attn: VP, Managing Director-Human Resources, 555 Turnpike Street, Canton, MA 02021 and postmarked within the seven (7) day revocation period.

8.Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within the Commonwealth.

9.Executive acknowledges that he has read this General Release of Claims, has been advised that he should consult with an attorney before executing this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

10.This General Release of Claims shall take effect on the eighth business day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) business days after such execution.

Ujjwal Dhoot